UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 23, 2019

PCM, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-25790	95-4518700
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1940 E. Mariposa Avenue

El Segundo, California 90245

(Address of Principal Executive Offices, and Zip Code)

(310) 354-5600

Registrant’s Telephone Number, Including Area Code

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                      Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                      Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                      Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.001 Per Share	PCMI	The NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.                                        Entry into a Material Definitive Agreement.

The Merger and the Merger Agreement

On June 23, 2019, PCM, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Insight Enterprises, Inc., a Delaware corporation (“Insight”) and Trojan Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Insight (“Merger Sub”).  Pursuant to, and on the terms and subject to the conditions of, the Merger Agreement, Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger.

Merger Consideration

On the terms and subject to the conditions of the Merger Agreement, at the effective time of the merger (the “Effective Time”), each share of common stock, par value $0.001, of the Company (each, a “Company Share”) issued and outstanding immediately prior to the Effective Time (other than (i) Company Shares owned by Insight, Merger Sub or the Company or any of their respective direct or indirect wholly-owned subsidiaries, in each case, not held by third parties, and (ii) Company Shares owned by stockholders of the Company who have perfected and not withdrawn a demand for appraisal pursuant to Section 262 of the General Corporation Law of the State of Delaware) will be converted into the right to receive $35.00 in cash (the “Per Share Merger Consideration”), without interest.

Treatment of Equity Awards

At the Effective Time, (i) each outstanding Company option to purchase a Company Share under the Company’s stock plans, whether vested or unvested, will be cancelled in exchange for the right to receive an amount in cash equal to the excess, if any, of the Per Share Merger Consideration over the exercise price of such option  and (ii) each restricted stock unit outstanding under the Company’s stock plans (each, a “Company RSU”), whether vested or unvested, will be cancelled in exchange for the right to receive an amount in cash equal to the Per Share Merger Consideration plus any accrued and unpaid dividend equivalents with respect to such Company RSU.

Certain Other Terms of the Merger Agreement

Consummation of the Merger is subject to customary conditions including, among others, (i) the approval of the Company’s stockholders and (ii) the expiration or earlier termination of the waiting period applicable under the Hart-Scott Rodino Act and the receipt of antitrust approval or clearance under any other applicable antitrust or competition law.  In addition, the obligation of each party to consummate the Merger is also conditioned on the other party’s representations and warranties being true and correct (subject to certain materiality qualifications) and the other party having performed in all material respects its obligations under the Merger Agreement.  Insight’s obligations to consummate the Merger are further subject to the absence of a “Material Adverse Effect” (as defined in the Merger Agreement) with respect to the Company since the date of the Merger Agreement.  While the Merger Agreement contemplates that Insight will obtain acquisition financing concurrently with the transaction, Insight’s obligations under the Merger Agreement are not subject to a financing contingency.  The Company has agreed to take certain actions under the Merger Agreement in support of Insight’s acquisition financing.

Each of Insight, the Company and Merger Sub has made customary representations and warranties and agreed to customary pre-closing covenants in the Merger Agreement, including, among others, the mutual covenant of each of Insight and the Company to use their respective reasonable best efforts to consummate and make effective the transactions contemplated by the Merger Agreement.  In addition, the Company has agreed to other customary pre-closing covenants, including, among others, to conduct its business in the ordinary course during the interim period between the execution of the Merger Agreement and the consummation of the Merger.

The Merger Agreement also provides that, subject to certain exceptions with respect to certain unsolicited proposals, the Company will not, and will cause its subsidiaries and directors and officers not to, and will use reasonable best efforts to cause its and its subsidiaries’ representatives not to, directly or indirectly, solicit acquisition proposals or participate in any discussions concerning, or provide non-public information concerning the Company or any of its subsidiaries in connection with, any acquisition proposal. However, prior to the receipt of stockholder approval of the Merger, the Company’s board of directors (the “Board”) may, subject to certain conditions, change its recommendation in favor of approval of the Merger Agreement, if and only if, in connection with the receipt of a superior proposal or occurrence of an intervening event, it determines in good faith after consultation with its financial advisor and outside legal counsel, that failure to make such change in recommendation would be inconsistent with the directors’ fiduciary duties under applicable law.

The Merger Agreement also requires, subject to certain exceptions, that the Company convene a meeting of its stockholders to vote upon the adoption of the Merger Agreement as promptly as practicable following the effectiveness of the proxy statement relating to such meeting.

The Merger Agreement contains termination rights for each of Insight and the Company, including, among others, (i) in the event that the Merger has not been consummated by November 20, 2019, (ii) in the event that the requisite approval of the Company’s stockholders is not obtained upon a vote thereon, (iii) in the event that any governmental authority shall have taken action to restrain, enjoin or prohibit the consummation of the Merger, which action shall have become final and non-appealable and (iv) in the event that there is a breach by the other party of any of its representations, warranties, covenants or agreements, which breach is sufficiently material and not timely cured or curable.  In addition, Insight may terminate the Merger Agreement if, prior to receipt of the requisite approval of the Company’s stockholders, the Board shall have changed their recommendation in respect of the Merger.  The Company may also terminate the Merger Agreement to enter into a superior proposal, subject to certain conditions, including the payment of the Termination Fee (as defined below).

In the event of a termination of the Merger Agreement under specified circumstances, the Company will be required to pay Insight a termination fee of $16.6 million (the “Termination Fee”).  These circumstances include: (i) a termination by Insight following a change in the recommendation by the Board; (ii) a termination by the Company in order to enter into an agreement with respect to a superior proposal (which termination right of the Company is subject to certain conditions, including that the Company shall have complied in all material respects with its non-solicitation covenant); or (iii) a termination by Insight or the Company due to (x) the Merger not being consummated by November 20, 2019, (y) the failure to obtain the requisite approval of the Company’s stockholders upon a vote thereon, or (z) a breach by the Company of its representations and warranties, covenants or agreements in the Merger Agreement that is sufficiently material and not timely cured or curable, so long as, in the case of a termination for any of the reasons set forth in (x), (y) and (z), both (A) before the date of such termination an acquisition proposal shall have been publicly announced (and not withdrawn without qualification prior to the earlier of (I) five days prior to the special meeting relating to the Merger and (II) the termination of the Merger Agreement) and (B) within twelve months of the date of such termination, the Company shall have entered into a definitive agreement for an acquisition proposal that is subsequently consummated.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and incorporated herein by reference.

The Merger Agreement has been included to provide investors and security holders with information regarding the terms of the Merger.  It is not intended to provide any other factual information about Insight or the Company.  The representations, warranties, covenants and agreements contained in the Merger Agreement were made only for purposes of the Merger Agreement and as of the specific date or dates set forth therein, are solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties (including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts) and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors and security holders.  Investors and security holders should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of Insight, the Company or Merger Sub or any of their respective subsidiaries or affiliates.  Moreover, information concerning the subject matter of the representations and warranties set forth in the Merger Agreement may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Insight’s or the Company’s public disclosures.

Voting Agreement

On June 23, 2019, concurrently with the execution of the Merger Agreement, the stockholders of the Company identified therein, including each of the Company’s directors and executive officers and certain affiliated trusts, entered into a Voting Agreement with Insight and the Company (the “Voting Agreement”), pursuant to and on the terms and subject to the conditions of which, among other things, each such stockholder (1) agreed to cause to be present and counted and to vote (or cause to be voted or acted upon by written consent) all of such stockholder’s Company Shares, among other things, (a) in favor of the adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the Merger, (b) in favor of any proposal to adjourn or postpone the special meeting relating to the Merger to a later date if there are not sufficient votes to adopt the Merger Agreement or if there are not sufficient Company Shares present in person or by proxy at such meeting to constitute a quorum and (c) against any “Acquisition Proposal” or “Alternative Transaction” (in each case, as defined in the Merger Agreement) or the adoption of any agreement providing for or contemplating an Alternative Transaction and (2) appointed Insight as such stockholder’s attorney in fact and proxy for the purposes of voting its Company Shares at the special meeting relating to the Merger in order to cause such stockholder to comply with the foregoing covenant.  The Voting Agreement automatically terminates upon the earliest to occur of: (1) the Effective Time, (2) termination of the Merger Agreement pursuant to its terms, (3) the effective date of a written agreement executed and delivered by each of the parties to the Voting Agreement terminating the Voting Agreement and (4) amendment of the Merger Agreement, without the prior written consent of the stockholders party to the Voting Agreement, that affects the material terms of the Merger Agreement that is adverse to the Company or its stockholders.  As of June 23, 2019, the stockholder parties to the Voting Agreement owned 2,836,535 Company Shares, representing approximately 23% of the Company Shares issued and outstanding at such time.

The foregoing description of the Voting Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of such agreement, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

First Amendment to Indemnification Agreement, Waiver and Release

On June 23, 2019, the Company entered into a First Amendment to Indemnification Agreement, Waiver and Release (the “Amendment”) with each of its officers and directors, pursuant to which each such officer’s and director’s Indemnification Agreement with the Company was amended as provided in the Amendment.  The Amendment provides for, among other things, (i) the elimination of the right of the indemnitees to cause a trust to be funded to pay for certain indemnifiable losses and expenses, and (ii) the replacement of D&O insurance coverage covenants with those set forth in the Merger Agreement.

The foregoing description of the Amendment entered into with each officer and director does not purport to be complete and is subject to, and qualified in its entirety by, the full text of such agreement, a copy of which is attached hereto as Exhibit 99.2 and incorporated herein by reference.

Item 5.02.                                        Compensatory Arrangements of Certain Officers.

Amendments to Employment and Severance Agreements

On June 23, 2019, the Company entered into an amendment (the “Newton Amendment”) to the Employment Agreement, effective as of June 8, 2004, between the Company and Robert Newton, its Chief Legal Officer. The purpose of the amendment was to provide for, among other things, reimbursement of up to twelve months of COBRA expenses in the event of a qualifying involuntary termination of Mr. Newton’s employment (which will going forward also include a resignation by Mr. Newton for “good reason” as defined in the Newton Amendment) as well as administrative clarifications regarding severance payments.

On June 23, 2019, the Company entered into an amendment (the “LaVerne Amendment”) to the Severance Agreement, effective as of January 1, 2006, between the Company and Brandon LaVerne, its Chief Financial Officer (the “Severance Agreement”). The purpose of the amendment was to provide for, among other things, Mr. LaVerne’s severance benefits, which will become payable upon any qualifying involuntary termination of employment without having to occur during the twelve-month period following a change in control of the Company, as was previously required under his Severance Agreement,  reimbursement of up to twelve months of COBRA expenses in the event of a qualifying involuntary termination of Mr. LaVerne’s employment (which will going forward also include a resignation by Mr. LaVerne for “good reason” as defined in the LaVerne Amendment) as well as administrative clarifications regarding severance payments.

On June 23, 2019, the Company entered into an amendment (the “Abuyounes Amendment”) to the Severance Agreement, effective as of June 28, 2005, between the Company and Simon Abuyounes, its Executive Vice President — IT and Operations. The purpose of the amendment was to provide for, among other things, reimbursement of up to twelve months of COBRA expenses in the event of a qualifying involuntary termination of Mr. Abuyounes’ employment (which will going forward also include resignation by Mr. Abuyounes for “good reason” as defined in the Abuyounes Amendment), as well as administrative clarifications regarding severance payments.

Transaction Bonuses

On June 23, 2019, in recognition of their efforts in connection with the Merger, each of the Compensation Committee of the Board and the Board approved the following special transaction bonuses, to be paid in cash to the following named executive officers of the Company in connection with the consummation of the Merger:

Name	Title	Bonus Amount
Robert Newton	Chief Legal Officer	$200,000
Brandon LaVerne	Chief Financial Officer	$200,000
Simon Abuyounes	Executive Vice President — IT and Operations	$200,000

These bonuses shall be paid pursuant to the Transaction Bonus Plan which was approved and adopted by each of the Compensation Committee of the Board and the Board on June 23, 2019.  Messrs. Newton, LaVerne and Abuyounes are the participants in the Transaction Bonus Plan.

2019 Executive Incentive Plan

On June 23, 2019, each of the Compensation Committee of the Board and the Board adopted and approved the Company’s 2019 Executive Incentive Plan (“2019 EIP”), effective for the 2019 fiscal year. The 2019 EIP is made effective pursuant to, and is subject to all terms of, the 2017 Cash Incentive Plan of the Company approved by the Company’s stockholders at the Annual Meeting of Stockholders held on July 24, 2017. The 2019 EIP is similar to the prior year’s incentive plan, with the Company’s adjusted earnings per share (“Adjusted EPS”) as the quantitative target component for determining the attainment of the 2019 EIP’s performance objectives. In addition, in the event of the consummation of a sale of the Company in 2019, (1) the Adjusted EPS target may be adjusted in order to make a determination for the pro rata period from January 1, 2019 through the closing date of such transaction, (2) any qualitative targets will be presumed to have achieved 100% of such targets for the annual period and the portion of the quarter in which such transaction was consummated and (3) any earned bonuses will be paid out on a pro-rated basis.   The Company’s named executive offices are participants in the 2019 EIP and their target incentive amounts under the 2019 EIP are the below percentages of their annual base salaries.

Name	Title	Target Incentive Amount as Percentage of Annual Base Salary
Frank Khulusi	Chairman & CEO	62%
Brandon LaVerne	Chief Financial Officer	40%
Robert Newton	Chief Legal Officer	40%
Robert Miley	President	40%
Simon Abuyounes	Executive Vice President — IT and Operations	40%

Actual amounts that are paid, if any, can be paid at more or less than the target amounts with a maximum amount equal to 200% of the target amount. With respect to the first quarter of 2019, the Company intends to pay the named executive officers aggregate bonuses of approximately $165,000 under the 2019 EIP.

Item 5.03.                                        Amendment to Bylaws.

On June 23, 2019, the Company’s Board amended the Bylaws (as so amended, the “Bylaws”) to add a new Article XII, designating the Court of Chancery of the State of Delaware (or in some cases other state or federal courts in Delaware) as the exclusive forum for certain proceedings relating to the Company, as set forth in the new article.

The foregoing description of the Bylaws does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Bylaws, a copy of which is attached hereto as Exhibit 3.1 and incorporated herein by reference.

Item 7.01.                                        Regulation FD Disclosure.

On June 23, 2019, Insight and the Company issued a joint press release announcing entry into the Merger Agreement. The full text of this press release is furnished on Exhibit 99.3 hereto and is incorporated herein by reference.

The information under this Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.3, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

***

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this communication may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can typically be identified by such words as “aim”, “anticipate,” “believe,” “continue,” “could,” “estimate,” “evolve,” “expect,” “forecast,” “intend,” “looking ahead,” “may,” “opinion,” “plan,” “possible,” “potential,” “project,” “should,” “will,” and variations of such words and other similar expressions.

These forward-looking statements are only predictions based on current expectations and assumptions and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified.  There are important factors that could cause actual results to differ materially from the results expressed or implied by forward-looking statements, including (i) the risk factors set forth under “Risk Factors” in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, set forth in the Company’s subsequent Quarterly Reports on Form 10-Q or set forth in the Company’s other filings with the SEC and (ii) any of the following:

•                  the failure of Insight to obtain the financing anticipated to consummate the Merger;

•                  the failure to consummate or a delay in the consummation of the Merger for other reasons;

•                  the timing to consummate the Merger;

•                  the risk that a condition to the consummation of the Merger, including the receipt of any required regulatory approvals, may not be satisfied or waived;

•                  the failure of the Company’s stockholders to approve the Merger;

•                  unexpected costs or liabilities in connection with the consummation of the Merger;

•                  uncertainties surrounding the transaction;

•                  the outcome of any legal proceedings related to the transaction;

•                  other adverse economic, business, and/or competitive factors;

•                  risks that the pending transaction distracts the management of Insight or the Company or disrupts current plans and operations; and

•                  other risks to consummation of the transaction, including circumstances that could give rise to the termination of the merger agreement and the risk that the transaction will not be consummated within the expected time period, without undue delay, cost or expense, or at all.

All forward-looking statements are qualified by, and should be considered in conjunction with, these cautionary statements.  Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which such statements are made.  Except as required by applicable law, the Company does not undertake any obligation to update forward-looking statements to reflect events or circumstances arising after such date.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the Merger, the Company will file with the SEC a proxy statement on Schedule 14A (the “Proxy Statement”), as well as other relevant materials regarding the Merger.  Following the filing of the definitive Proxy Statement with the SEC, the Company will mail the definitive Proxy Statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the Merger.  THE COMPANY’S STOCKHOLDERS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT AND OTHER MATERIALS RELATING TO THE MERGER (AND ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  The definitive proxy statement, the preliminary proxy statement and other relevant materials regarding the Merger (when they become available), and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC’s website (http://www.sec.gov), at the Company’s investor website (investor.pcm.com), or by writing or calling the Company at 1940 E. Mariposa Avenue, El Segundo, California 90245 or (310) 354-5600.

PARTICIPANTS IN A SOLICITATION

The Company and its directors and officers may be deemed to be, participants in the solicitation of proxies from the Company’s stockholders with respect to the Merger described in the Proxy Statement.  Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the Company’s Form 10-K/A filed with the SEC on April 30, 2019 (“Form 10-K/A”).  To the extent that holdings of the Company’s securities have changed since the amounts printed in the Company’s Form 10-K/A, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.  Information regarding the identity of the participants in the proxy solicitation and their direct or indirect interests in the transaction, by security holdings or otherwise, will be set forth in the Proxy Statement and other materials to be filed with SEC in connection with the Merger.

Item 9.01.                                        Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of June 23, 2019, by and among Insight Enterprises, Inc., Trojan Acquisition Corp. and PCM, Inc.*

3.1	Amendment to Bylaws of PCM, Inc. as of June 23, 2019

99.1	Voting Agreement, dated as of June 23, 2019, by and among the PCM, Inc. stockholders party thereto, Insight Enterprises, Inc., Trojan Acquisition Corp. and PCM, Inc.

99.2	Form of Amendment to Indemnification Agreement

99.3	Joint press release issued by Insight Enterprises, Inc. and PCM, Inc. on June 23, 2019.

*                                         Certain schedules (or similar attachments) to the Agreement and Plan of Merger have been omitted pursuant to Item 601(a)(5) of Regulation S-K.  The registrant agrees to furnish copies of any such schedules (or similar attachments) to the U.S. Securities and Exchange Commission or its staff upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PCM, INC.

	By:	/s/ Brandon H. LaVerne
	Name:	Brandon H. LaVerne
	Title:	Chief Financial Officer

Date: June 23, 2019

Exhibit Index